Golden Phoenix Completes Initial Due Diligence Period on Santa Rosa Gold Mine; Begins Finalizing Definitive Joint Venture Agreement

SPARKS, NV, AUGUST 8, 2011 —  Golden Phoenix Minerals, Inc. (the “Company”) (OTC Bulletin Board: GPXM) is pleased to announce that on August 3, 2011 it informed Silver Global, S.A. (“Silver Global”) that it had successfully completed its initial 72-hour due diligence analysis of the Santa Rosa Gold Mine (“Santa Rosa”) in Panama, after it received and reviewed all due diligence materials requested from Silver Global, and is now proceeding to the secondary due diligence period which is expected to be completed within 45 days, pursuant to the letter of intent agreement (“LOI”) announced in the Company’s news release dated July 12, 2011.

As part of the initial due diligence analysis, Golden Phoenix received confirmation and certifications from both Silver Global and the Director of Mineral Resources of Panama of the Ministry of Commerce and Industry, certifying that Silver Global is the sole and exclusive owner of such real and personal property and necessary concessions constituting the property known as the Santa Rosa Gold Mine, free and clear of any liens, mortgages or third party interests of any kind. Specifically, the Director of Mineral Resources certified that Silver Global owns such concessions granting surface mining rights for gold and other minerals and exploration mining rights with respect to the property, all of which are in good standing and in compliance with all legal requirements.

The Director also certified that Mineral Mining PLC, which has claimed some form of ownership of the Property via various statements on its website, has not formalized any concession request related to the property, nor does this company have any concession contract, authorization, permit or certification whatsoever, which would permit such company to engage in mining in Panama.  Likewise, Silver Global submitted counterpart certifications confirming that it has never entered into any agreement, arrangement or other relationship with Mineral Mining PLC, Erin Ventures or any other individuals or entities regarding the Property.

Tom Klein, CEO of Golden Phoenix comments: “Golden Phoenix looks forward to working with Silver Global to complete our final due diligence and formalize the definitive joint venture agreements for the Santa Rosa gold mine.“

Tony Bonilla, President of Silver Global comments: “Silver Global anticipates a successful completion to Golden Phoenix’s due diligence efforts and the finalization of our joint venture agreement which we expect will advance Santa Rosa into operation and production.”

In connection with Golden Phoenix proceeding to the secondary due diligence period, expected to be completed within 45 days, the Company paid Silver Global a non-refundable cash payment of $500,000, as well as confirmed release from trust and issuance of shares of Company common stock at a deemed aggregate value of $500,000, based on a per share price of $0.18. Accordingly, one half of the initial good faith deposit of shares of common stock in Silver Global’s name being held in trust, or $500,000 of the shares deposited out of the aggregate deemed amount of $1,000,000 of shares, based on $0.18 per share, shall be returned to the Company for cancellation.

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.GoldenPhoenix.us

During the second due diligence period, in which Golden Phoenix and Silver Global are bound by exclusivity provisions, final due diligence efforts and definitive agreements are anticipated to be completed pursuant to the LOI, which provides a framework of terms for Golden Phoenix to earn in to a potential 60% joint venture interest in the Santa Rosa Gold Mine.

Although the parties anticipate completing due diligence and entering into definitive agreements in the near future, there can be no assurance that such definitive agreements will be executed, that the Company will earn in to the full interest in the Santa Rosa property that it anticipates or that such joint venture will ultimately succeed.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

About Silver Global:  Silver Global is a Panama-based mining company whose focus is to identify and develop mining opportunities in the Republic of Panama. Silver Global is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout Panama. Silver Global is the sole owner of Mina Santa Rosa Panama and and is proceeding with finalizing due diligence and definitive joint venture agreements with Golden Phoenix for the development of Mina Santa Rosa Panama.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company’s business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company’s Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.GoldenPhoenix.us